PORTUGAL FUND INC PREC14A
Filing Date: 4/9/99


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 TYPE:  PREC14A
 SEQUENCE:  1


                          SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant  [     ]
Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[X] Preliminary Proxy Statement     [  ]  Confidential, For Use of the
                                            Commission Only (as
                                            permitted
                                            by Rule 14a-6(e)(2))

[   ]     Definitive Proxy Statement

[   ]     Definitive Additional Materials

[   ]     Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12
                       PORTUGAL FUND, INC.
------------------------------------------------------------------------
                   (Name of Registrant as Specified in its Charter)
                             Deep Discount Advisors, Inc.
------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the
Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[   ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
and 0-11.

          (1) Title of each class of securities to which transaction applies: _____________________________________________

          (2) Aggregate number of securities to which transaction applies: _____________________________________________

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                 ______________________________________________________
          (4)    Proposed maximum aggregate value of transaction:
                 ______________________________________________________
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 [   ]     Fee paid previously with preliminary materials.



[   ]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the
offsetting fee was paid previously.   Identify the previous filing by
registration statement number, or the form or schedule and the date of
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       (1)   Amount previously paid:
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             _______________________________________
       (4)   Date Filed:
             _______________________________________


                    Deep Discount Advisors, Inc.
         One West Pack Square, Suite 777, Asheville, NC  28801
        828-274-1863  Fax: 828-255-4834  E-mail: ddainc@msn.com


Dear Fellow Stockholders:

I am President of Deep Discount Advisors, Inc., and General Partner of Ron Olin Investment Management Company, both registered investment advisors, which are the Soliciting Shareholders ("Soliciting Shareholder") for this Proxy.

As substantial stockholders of The Portugal Fund, Inc. (the "Fund"), we are concerned about both the persistent discount from net asset value per share ("NAV") at which shares of the Fund have traded and the disappointing, long-term "total investment return" experienced by the shareholders. We are not professional arbitrageurs, opportunistic short-term speculators, "fund-busters," or raiders. We are fellow shareholders who believe in good corporate governance and in maximizing shareholder value.

To help give stockholders a stronger voice on matters affecting the value of their investments in the Fund at the 1999 Meeting of Stockholders, we intend to nominate two persons for election as directors of the Fund. We also intend to introduce four additional proposals for action by stockholders. The Fund will be nominating its own candidates for Directors as noted in the Fund's proxy. The meeting will be held on May 11, 1999.

The persons we intend to nominate for election as directors are: Ronald G. Olin and Ralph W. Bradshaw. Each is committed to exploring fully and implementing measures intended to increase the market price of your shares and materially reduce or eliminate the discount from Net Asset Value (NAV) at which the shares trade. If elected, Messrs. Olin and Bradshaw would encourage the Board of Directors to consider and to implement a variety of actions designed to enhance stockholder value.

Some of these might include, but are not limited to:

 - Aggressive, continuous, perpetual repurchases of the Fund's shares when trading at a discount, which would have the effect of increasing NAV and the likely effect of reducing the discount;

 - A focus on reducing expenses, which reduction, if accomplished, would increase the total investment return experienced by the shareholders;

 - A commitment to maximizing the Fund's investment return to shareholders by encouraging better portfolio performance relative to the indices, reducing or eliminating the discount, and lowering expenses.

At the meeting, the Fund has scheduled a vote to ratify the Fund's accountants. In addition, we will introduce for approval by stockholders the following proposals:

 - A resolution recommending that the Board commit to aggressive, continuous, perpetual repurchases of the Fund's shares whenever they trade at a discount;

 - A resolution stating that it would be in the best interests of the Fund and its stockholders for members of the Board not standing for election this year who oppose the commitment to aggressive, continuous, perpetual repurchases of Fund shares to resign;

 - A resolution terminating the investment advisory agreement between the Fund and Credit Suisse Asset Management ("Credit Suisse"), the Fund's investment advisor;

 - A resolution recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution, and tabulation of this opposing proxy, but not reimburse legal, solicitor, or extraordinary overnight mailing/telephone costs.

A discussion of various issues related to the possible implementation of some of these resolutions is included in the proxy under the respective sections dealing with each proposal.

We believe that both the advisor of the Fund, Credit Suisse, and the Fund's Board of Directors have not been sufficiently responsive to legitimate concerns about the discount and the poor, long-term total investment return to shareholders. A small buyback commitment of 15% of shares promised last October, only a miniscule part of which had been implemented through January, is not an adequate enough measure. Consequently, we believe that the only way to assure that stockholder interests are given primary consideration is through significant stockholder representation on the Board of Directors. We are not interested in competing for the Fund's advisory contract and would not agree to be the replacement for Credit Suisse as manager if the contract termination proposal were passed.

The Fund's own reports detail the disappointing, long-term returns to the shareholders. After commencing operations in November 1989, the Fund reported "total investment returns" (which include discount impacts) for the following nine calendar years (1990-1998) corresponding to a total gain of +62.2% or a compound annual return of only +5.5% a year. The Fund's annual report for 1998 admits to under-performing the Morgan Stanley Capital International Portugal Index (the "Index") for that year, as does also its annual report for 1997. The unfortunate truth is that while the Fund returned +62.2% from 1990-1998, this Portugal Index had total returns of +118%, almost doubling the results of the Fund's shareholders, ( +62% Fund vs. +118% Index). In our opinion, claims of good recent portfolio performance (NAV performance) are irrelevant if stockholder results have significantly under-performed an unmanaged Index and the shareholders have not made a decent long-term return on their investment based on the market price of the shares.

The discount continues to persist and to fluctuate. As recently as February 26, 1999, the discount was $2.46 per share, equivalent ot a +16% immediate gain if eliminated. After years of very high discounts, progress in reducing the discount at the end of last year has been allowed to deteriorate, and the discount has begun to widen again. We believe Credit Suisse and the current Board have not been effective enough in fixing the discount problem and achieving higher total investment returns for the shareholders.

Please read between the lines before you vote on all the issues presented to you. By almost any objective standard, this has not been a good investment for shareholders but has been a lucrative investment for Credit Suisse . Effective methods of dealing with the discount, enhancing the market value of the shares, and improving the total investment return of the shareholders are likely to reduce the size of the fund and the corresponding management fees. Credit Suisse has made a business decision concerning the balance between their well being and the well being of the shareholders. Shareholders need to do the same for themselves.

Our proposals are designed to deliver a wake-up call from the shareholders to the Board and Credit Suisse. Our director nominees, if elected, will be relentless in working with the rest of the Board to implement the recommendations of the shareholders and enhance their returns. Tell the Board you want aggressive, continual repurchases of Fund shares to enhance your investment returns. Tell the Board you don't want Directors to remain who oppose the wishes of the shareholders. Tell Credit Suisse that you don't want them to remain as your Advisor/Manager if it means substandard returns and persistent discounts.

We do not intend to spend a lot of money on expensive lawyers, multiple mailings, and proxy solicitors who will call you on the telephone and try to influence your vote. Indeed, the Fund may spend our money, and yours, to do exactly that on their behalf. We believe they will expend Fund resources to make it as easy as possible for you to record your vote for management and the status quo. We further believe that the status quo is your enemy here. You have a chance to vote your own pocketbook. We represent substantial shareholder interests and, if you elect us, we will represent your interests as shareholders. Please vote and return the GREEN proxy card.

Please read the attached Proxy Statement carefully. It contains additional information about the persons we plan to nominate for election as directors and the proposals we plan to introduce.


To enable us to vote your shares on these issues, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED [GREEN] PROXY CARD IN THE POSTAGE PRE-PAID ENVELOPE THAT HAS BEEN PROVIDED. You may vote on all proposals contained in the Fund's [WHITE] proxy card by using the enclosed [GREEN] proxy card. Instructions for executing the [GREEN] proxy card follow below.

If you have already returned the [WHITE] proxy card sent to you by the Fund, you may revoke that proxy and vote for our nominees and proposals by marking, signing, dating, and mailing a later dated [GREEN] proxy card.

AFTER SUBMITTING A [GREEN] PROXY CARD, PLEASE DO NOT RETURN A [WHITE] PROXY CARD (EVEN IF YOU ARE VOTING AGAINST THE NOMINEES NAMED IN THE FUND'S PROXY STATEMENT). DOING SO WILL REVOKE YOUR [GREEN] PROXY CARD.

If you have any questions, please call me at (828) 274-1863

Sincerely yours,



Ronald G. Olin



TO SUPPORT OUR EFFORTS TO ENHANCE STOCKHOLDER VALUE, PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED [GREEN] PROXY CARD USING THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.



VOTING INFORMATION

The Fund's proxy materials include proposals relating to the election of Directors and the ratification of the selection of the Fund's independent accountants. You may vote on all of the matters contained in the Fund's proxy statement by completing and returning the enclosed [GREEN] proxy card.

The Soliciting Shareholder is not making any recommendation as to how you should vote on ratification of the selection of the Fund's independent accountants.

A [GREEN] proxy card which is returned to the Soliciting Shareholder or its agent will be voted as you indicate on the card. If a [GREEN] proxy card is returned without indicating how to vote on a matter, your shares will be voted FOR the election of our nominees, FOR the proposal recommending that the Board commit to aggressive, continuous, perpetual repurchases of the Fund's shares whenever they trade at a discount, FOR the proposal recommending that members of the Board not standing for election this year who oppose this full commitment to share repurchases at a discount should resign, FOR the proposal recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution and tabulation of this opposing proxy, and will ABSTAIN on the proposal to ratify the selection of the Fund's independent accountants. All other stockholder proposals contained in this proxy or introduced at the meeting for which you have not indicated your preference will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders in the sole judgement and opinion of the Soliciting Shareholder.

If you have already returned the [WHITE] proxy card that was sent to you by the Fund, you may revoke that proxy and vote for the Soliciting Shareholder's nominees and proposals by marking, signing, dating, and mailing a later dated [GREEN] proxy card.

Completing and returning a [WHITE] proxy card, even to vote against the nominees named in the Fund's proxy statement, after you return the enclosed [GREEN] proxy card will revoke the proxy given in the [GREEN] card.

Therefore, DO NOT return a [WHITE] proxy card after returning the [GREEN] card, unless you wish to completely cancel ALL of your choices on the [GREEN] proxy card.


PROXY STATEMENT IN OPPOSITION
TO SOLICITATION BY THE BOARD OF DIRECTORS OF THE PORTUGAL FUND, INC.

ANNUAL MEETING OF STOCKHOLDERS
To be held on May 11, 1999

This proxy statement and the enclosed [GREEN] proxy card are being furnished to holders of record on February 22, 1999 (the "Record Date") of shares of common stock, par value $.001 per share (the "Common Stock"), of The Portugal Fund, Inc., a Maryland corporation (the "Fund"), by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors, (the "Soliciting Shareholder"), in connection with the solicitation of proxies by the Soliciting Shareholder for use at the 1999 Annual Meeting of the Fund to be held on May 11, 1999, at the offices of Credit Suisse Asset Management, One Citicorp Center, 153 East 53rd Street, 57th Floor, New York, New York 10022, at 12:00 p.m., New York time. The Soliciting Shareholder is soliciting a proxy to vote your shares at the 1999 Annual Meeting of Stockholders of the Fund and at any and all adjournments or postponements of the meeting. The Fund has been notified of the Soliciting Shareholder's intent to solicit proxies on its own behalf by the Federal filing of this proxy, and the Soliciting Shareholder intends to send its opposing proxy to a sufficient number of the Fund's shareholders to pass all proposals.

This proxy statement and the enclosed [GREEN] proxy card are first being sent to stockholders of the Fund on or about April 22, 1999.

INTRODUCTION

There are two matters that the Fund has scheduled to be voted on at the meeting:

1.  The election of two persons to serve as directors of the Fund;

2. The ratification of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1999;

With respect to these matters, the Soliciting Shareholder is soliciting a proxy to vote your shares:

 - IN FAVOR of the election of two persons whom the Soliciting Shareholder intends to nominate for election as directors of the Fund;

The Soliciting Shareholder is making no recommendation on how shares should be voted on the ratification of the selection of the Fund's independent accountants and will ABSTAIN if no preference is indicated.

The Soliciting Shareholder is also soliciting your proxy to vote your shares on the following proposals, which it intends to introduce at the meeting:

3. A resolution recommending that the Board commit to aggressive, continuous, perpetual repurchases of the Fund's shares whenever they trade at a discount;

4. A resolution stating that it would be in the best interests of the Fund and its stockholders for members of the Board not standing for election this year who oppose the commitment to aggressive, continuous, perpetual repurchases of Fund shares to resign;

5. A resolution terminating the investment advisory agreement between the Fund and Credit Suisse Asset Management ("Credit Suisse"), the Fund's investment advisor;

6. A resolution recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution, and tabulation of this opposing proxy, but not reimburse legal, solicitor, or extraordinary overnight mailing/telephone costs.



How Proxies Will Be Voted

All of the proposals scheduled by the Fund to be voted on at the meeting are included in the enclosed [GREEN] proxy card. If you wish to vote IN FAVOR of our nominees, and FOR any of the other proposals, you may do so by completing and returning a [GREEN] proxy card.

If you return a [GREEN] proxy card to the Soliciting Shareholder or its agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of our nominees, FOR the proposal recommending that the Board commit to aggressive, continuous, perpetual repurchases of the Fund's shares whenever they trade at a discount, FOR the proposal recommending that members of the Board not standing for election this year who oppose this full commitment to share repurchases at a discount should resign, FOR the proposal recommending that the Board of Directors reimburse the Soliciting Shareholder for proxy communication costs limited to printing, mailing, distribution and tabulation of this opposing proxy. If you do not indicate how to vote on the ratification of the selection of the Fund's independent accountants, your shares will be voted TO ABSTAIN on that matter. All other stockholder proposals contained in this proxy or introduced at the meeting, including the proposal to terminate the investment advisory agreement, will be voted at the time of the meeting by the Soliciting Shareholder in accordance with the best interests of the stockholders, in the sole judgement and opinion of the Soliciting Shareholder. If you return a [GREEN] proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the meeting. These may include, among other things, matters relating to the conduct of the meeting and proposals of other stockholders.


Voting Requirements

Only stockholders of record on the Record Date are entitled to vote at the meeting. According to the Fund's proxy statement, there were 5,331,716 shares of Common Stock issued and outstanding on the Record Date. Holders of record on the Record Date will be entitled to cast one vote on each matter for each share of Common Stock held. Directors of the Fund are elected by a plurality of the votes cast. Ratification of the selection of the Fund's independent accountants and approval of stockholder proposals numbered 3, 4, and 6 described in this proxy statement each require the affirmative vote of a majority of the shares voting on the matter. The Contract Termination Proposal, Proposal 5, requires the vote of a majority of the outstanding voting securities of the Fund, as defined by the Investment Company Act of 1940 (the "1940 Act"). This majority means the lesser of: (1) 67% or more of the Common Stock of the Fund present at the meeting, if the holders of more than 50% of the outstanding Common Stock are present or represented by proxy; or (2) more than 50% of the outstanding Common Stock

In tallying stockholder votes, abstentions and "broker non-votes" (i.e., shares held by brokers or nominees as to which (a) instructions have not been received from the beneficial owners or persons entitled to vote and (b) the broker or nominee does not have discretionary voting power on a particular matter) will be counted for purposes of determining whether a quorum is present for purposes of convening the meeting. Abstentions and broker non-votes will have no effect on the election of directors. The two nominees receiving the largest number of votes will be elected to serve as directors of the Fund. In addition, abstentions and broker non-votes are not considered votes "cast" and thus, will have no effect on any proposal other than the Contract Termination Proposal, Proposal 5, in which case they will have the same effect as "no" votes.

The presence, in person or by proxy, of the holders of more than 50% of the shares of Common Stock of the Fund entitled to vote at the meeting will constitute a quorum for the transaction of business. If a quorum is not present at the meeting, or if a quorum is present but sufficient votes to approve any of the stockholder proposals are not received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. The proxies may also propose an adjournment for other reasons. Any adjournment will require the affirmative vote of a majority of those shares present at the meeting in person or by proxy. If an adjournment of the meeting is proposed, the persons named as proxies on the [GREEN] proxy card will vote for or against such adjournment in their discretion.



Revocation of Proxies

You may revoke any proxy you give to management or the Soliciting Shareholder at any time prior to its exercise in the following ways:

Deliver a written revocation of your proxy to the Secretary of the Fund;

Execute and deliver a later dated proxy to the Soliciting Shareholder or to the Fund or our respective agents; or

Vote in person at the meeting. (Attendance at the meeting will not in and of itself revoke a proxy.)

There is no limit on the number of times you may revoke your proxy prior to the meeting. Only the latest dated, properly signed proxy card will be counted.



INFORMATION CONCERNING THE SOLICITING SHAREHOLDER

The beneficial shareholders making this solicitation are Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both registered investment advisors. These companies presently manage investment portfolios having assets between $100 and $200 million.

The address of the Soliciting Shareholder is One West Pack Square, Suite 777, Asheville, NC 28801.

As of the Record Date, the Soliciting Shareholder has the beneficial ownership of 1,543,700 shares of Common Stock of the Fund, held by principals and clients of the companies and representing approximately 29.0% of the issued and outstanding shares of Common Stock of the Fund.

Exhibit 1 to this proxy statement contains a schedule showing the purchases and sales of Common Stock of the Fund by the Soliciting Shareholder within the past two years.

The Soliciting Shareholder has made the decision to seek Board representation after an extended period of unsatisfactory shareholder results. Moreover, it believes effective measures have not been taken by Credit Suisse nor has there been effective direction by the current Board to deal with the persistent discount to NAV at which the Fund's shares trade on the open market and the poor, long-term total investment return to shareholders.



REASONS FOR THE SOLICITATION

In our view, management has not taken meaningful steps to enhance stockholder value. For this reason, the Soliciting Shareholder is soliciting your vote to elect Messrs. Olin and Bradshaw to the Board of Directors and to approve various stockholder proposals, which it believes will enhance stockholder value.

The election of Messrs. Olin and Bradshaw as directors will provide stockholders with an independent voice on important matters affecting the Fund. Their election will give the Board a new perspective and will help assure that measures intended to benefit stockholders are more actively considered. The approval of various proposals will also further these goals to the extent that they may result in:

 - Enhancing both net asset value and market value of the Fund's shares through aggressive, continuous, perpetual buybacks of shares at a discount in the market;

 - A greater focus on enhancing total investment returns of stockholders, dealing with the discount problem, and reducing expenses;

 - Greater stockholder guidance to the Board, enhancing its ability to act in the best interests of stockholders.

If you share these goals, we urge you to vote for our nominees and proposals, using the enclosed [GREEN] proxy card.



CERTAIN CONSIDERATIONS

In deciding whether to give the Soliciting Shareholder your proxy, you should consider the following information.

Even if its nominees are elected and its proposals are approved by stockholders, there can be no assurance that the full Board of Directors will take any actions that it may advocate or that such actions, if taken, will achieve their intended goals. Its nominees will, if elected, represent only two of the Fund's six directors, absent the resignation of any directors from the other two classes.

Implementation of certain Board actions may require stockholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by stockholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of stockholders.

The Soliciting Shareholder believes that all stockholders of the Fund will benefit if any actions taken to improve stockholder value or to reduce or eliminate the discount from NAV are successful. However, the Soliciting Shareholder is paid fees by its clients who hold shares of the Fund. These fees will be greater if the value of the Fund's shares increase and, in some cases, are based upon the performance of the client's account.

If the Contract Termination Proposal is approved, it will be necessary for the Fund to retain a new investment advisor and obtain approval of an investment advisory agreement with the new advisor by the Board of Directors of the Fund, including the vote of a majority of the directors who are not "interested persons" of the Fund as defined by the 1940 Act, and by stockholders of the Fund. No assurance can be given that a new advisor will be identified or approved prior to the date as of which the investment advisory agreement with Credit Suisse terminates. In such event, the Fund might have to implement interim arrangements to assure continued management of the Fund's assets, which might require the issuance of an order by the Securities and Exchange Commission (and of which there can be no assurance). Alternatively, the Board of Directors or officers of the Fund would have to manage the Fund's investment portfolio.

Ron Olin and Deep Discount Advisors, Inc. are parties to a pending legal action involving a closed-end fund. These actions are described in Exhibit 2. In that action, the closed-end fund has alleged that the Soliciting Shareholder has violated certain provisions of the Federal securities laws in connection with the solicitation of proxies. Both Ron Olin and Deep Discount Advisors, Inc. vigorously denied the allegation and moved for dismissal. A dismissal has subsequently been agreed to by the parties and final details are in preparation.


ELECTION OF DIRECTORS

At the meeting, stockholders will have the opportunity to elect two persons as directors of the Fund. The Fund currently has a total of six directors, divided into three classes. There are presently two directors whose terms expire in 1999, two directors whose terms expire in 2000, and two directors whose terms expire in 2001. Each person elected as a director at the meeting will be a class of director whose term will expire in 2002. The Fund will be nominating its own candidates for Directors as noted in the Fund's proxy.

The Soliciting Shareholder will nominate Messrs. Olin and Bradshaw for election as directors of the Fund. Information about the nominees is as follows:



Name, Business Address       Age       Principal Business Occupations

Ronald G. Olin                53
One West Pack Square
Suite 777
Asheville, NC  28801                  Mr. Olin is President and Chief Executive
                                      Officer of Deep Discount Advisors, Inc.and
                                      General Partner of Ron Olin Investment
                                      Management Co.  Both firms are registered
                                      investment advisors specializing in
                                      investments in closed-end funds.   Prior
                                      to founding these investment management
                                      firms, Mr. Olin was a senior manager with IBM supporting government software contracts with the N.A.S.A. and D.O.D. He currently serves as Chairman of the Board of Clemente Global Growth Fund, a NYSE
                                      Traded closed-end fund with an
                                      internationally diversified portfolio, and as a Director on the Board of The Austria
                                      Fund, Inc., a NYSE-traded closed-end fund.


Number of Shares Owned Directly or
Indirectly As of February 22, 1999    89,300



Ralph W. Bradshaw           48
One West Pack Square
Suite 777
Asheville, NC  28801                  Mr. Bradshaw has served as Vice President
                                      and Secretary of Deep Discount Advisors,
                                      Inc., a registered investment advisor
                                      specializing in closed-end fund
                                      investments, for over five years. During that period he has also provided financial consulting services in the area of closed-end funds. In previous years, he has held various managerial positions.
                                      Mr. Bradshaw currently serves as a
                                      Director on the Boards of Clemente Global
                                      Growth Fund and The Austria Fund, both
                                      NYSE-traded closed-end funds.

Number of Shares Owned Directly or
Indirectly As of February 22, 1999    300


Messrs. Olin and Bradshaw are affiliated with the company Deep Discount Advisors, Inc., and they serve on the Boards of Directors of other closed-end funds as noted in their biographical information. Mr. Olin, by virtue of his controlling interest in the Soliciting Shareholder and the extent of the Soliciting Shareholders' beneficial ownership of the Fund's shares, is believed to be both an "interested person" and a "control person" with respect to the Portugal Fund Inc.

As previously noted, Deep Discount Advisors and Ron Olin Investment Management Company are deemed to own beneficially 1,543,700 shares of Common Stock, representing approximately 29.0% of the shares outstanding on the Record Date, February 22, 1999.

Directors of the Fund who are not affiliated with Credit Suisse receive an annual stipend for serving on the Board and its committees, an additional sum for each Board meeting which they attend, and reimbursement for out-of-pocket expenses in connection with their attendance at directors' meetings. According to the Fund's Proxy statement, Directors not affiliated with Credit Suisse each received total compensation between $7,500 and $8,500 for the fiscal year ending December 31, 1998. The Fund does not pay any pension or other benefits to its directors.

Other than fees that may be payable by the Fund to its directors, none of the nominees named above has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

The persons named as proxies in the enclosed [GREEN] proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote IN FAVOR of the election of the two nominees named above. Each nominee has consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person, if any, as is designated by the persons named as proxies.

Information regarding the persons now serving as directors and officers of the Fund, and additional information regarding the Fund, is contained in the Fund's proxy statement.




ANNUAL MEETING PROPOSALS

PROPOSAL 2 - SELECTION OF INDEPENDENT ACCOUNTANTS

Information concerning this proposal is contained within the Fund's proxy statement. The Soliciting Shareholder takes no position with regard to the selection of independent accountants and will ABSTAIN if no preference is indicated on the [GREEN] proxy.


PROPOSAL 3 - UNEQUIVOCAL COMMITMENT TO REPURCHASE SHARES AT A DISCOUNT

The Soliciting Shareholder intends to solicit sufficient votes in favor to pass the following proposal which it will present for approval by the stockholders at the annual meeting:

 - RESOLVED: That the stockholders hereby recommend that the Board of Directors commit unequivocally to aggressive, continuous, perpetual repurchases of the Fund's shares in the market whenever they trade at a discount to Net Asset Value.

Repurchasing the Fund's shares at a discount enhances shareholder value. By so doing, the Fund is purchasing a portion of its own portfolio at a discount to net asset value. It provides additional liquidity to those shareholders who elect to sell their shares and increases the net asset value of the shares held by those shareholders who maintain their investment. Such repurchases present an attractive investment opportunity and have the likely effect of reducing discount levels.

In October the current Board announced a repurchase program and authorized Credit Suisse to repurchase up to 15% of the Fund's shares in open market transactions at prevailing market prices from time to time. As stated in the 1998 Annual Report, this action was taken "in light of the significant discounts at which the Fund's shares recently have been trading. It is intended both to provide additional liquidity to those shareholders that elect to sell their shares and to enhance the net asset value of the shares held by those shareholders that maintain their investment." Through the end of December, the Fund had not repurchased any shares. By the February 22 record date, four months after the announcement, a total of only 23,700 shares had been repurchased of the 803,312 shares authorized. The enhancement to NAV was less than $0.01 per share, and the discount had begun to widen again.

The soliciting shareholder believes that to be effective, a repurchase commitment must be aggressive (a 15% limit is totally inadequate), unequivocal, continuous, and perpetual. Large repurchases would have the effect of materially reducing the management fees to be received by Credit Suisse, the manager charged with responsibility for the repurchase program. Federal law limitations on a company repurchasing its own shares allow for a significant amount of repurchase on a continuing basis and the Soliciting Shareholder believes that repurchases should be aggressively pursued up to these Federal limits whenever the Fund is trading at a discount.

PROPOSAL 4 - RESIGNATION OF DIRECTORS OPPOSING REPURCHASE COMMITMENT

The Soliciting Shareholder intends to solicit sufficient votes in favor to pass the following proposal which it will present for approval by the stockholders at the annual meeting:

 - RESOLVED: That it would be in the best interests of the Fund to receive the resignation of all Directors not standing for election at the 1999 Annual Meeting who oppose the shareholder resolution that they commit unequivocally to aggressive, continuous, perpetual repurchases of Fund shares whenever they trade at a discount, and that the stockholders hereby recommend that such Directors resign their positions as Directors of the Fund.

Directors need to be responsible to the wishes of the shareholders, even if it conflicts with the financial interests of the Fund manager and reduces the manager's fees. Directors who oppose an approved resolution of the shareholders and refuse to act on such a resolution should be held accountable to those shareholders and, in our opinion, should resign their position. Staggered Board terms make it possible for a majority of directors to ignore the shareholders for a period of time. Just because it is possible does not make it right, and the Soliciting Shareholder believes that those shareholders who desire this unequivocal commitment to repurchases should speak out by voting for the above resolution.

If this resolution passes and a sufficient number of the Directors not standing for election resign, it may be necessary for the remaining directors to appoint one or more qualified replacements to serve until the next shareholder election.

PROPOSAL 5 - CONTRACT TERMINATION PROPOSAL

The Soliciting Shareholder intends to present the following proposal for consideration of the shareholders at the annual meeting:

 - RESOLVED: That the advisory contract between the Fund and Credit Suisse Asset Management (Credit Suisse) be terminated within sixty (60) days as provided for in the Investment Company Act of 1940.

Some shareholders may question the value of this manager and the decision of the Directors to continually renew its contract. The Fund's own reports detail the disappointing, long-term returns to the shareholders. After commencing operations in November 1989, the Fund reported "total investment returns" (which include discount impacts) for the following nine calendar years (1990-1998) of -44.91%, 6.58%, -17.34%, 76.56%, -1.35%, -18.65%, 24.28%, 43.21%, and 32.56%
respectively. This corresponds to a total gain of +62.2% or a compound annual return of only +5.5% a year from 1990 through 1998. The Fund's annual report for 1998 admits to under-performing the Morgan Stanley Capital International Portugal Index (the "Index") that year, as does also its annual report for 1997. The unfortunate truth is that during the nine year period from December 31, 1989 to December 31, 1998, while the Fund returned +62.2%, the total return Portugal Index increased from 101.68 to 221.214 , representing total returns of +118%, almost doubling the results of the Fund's shareholders, (+62% Fund vs. +118% Index). In the opinion of the Soliciting Shareholder, claims of good recent portfolio performance (NAV performance) are irrelevant if stockholder results have significantly under-performed an unmanaged Index and the shareholders have not made a decent long-term return on their investment based on the market price of the shares.

Shareholders who believe that the poor track record of Credit Suisse, its management fees, and its influence on the Board are a large part of the problem in the poor long-term, total investment return of the shareholders and that the Board should exercise leadership in solving the discount problem should consider voting in favor of this proposal. Moreover, if the Soliciting Shareholder is given sufficient discretionary voting authority on this proposal by virtue of shareholders returning the [GREEN] proxy with the termination proposal unmarked, it will determine at the time of the meeting whether or not termination of the Credit Suisse contract, or the threat of it, combined with other actions taken or promised by Credit Suisse and the Board, will be in the best interests of shareholders. The Soliciting Shareholder believes that a large discretionary vote on the termination proposal on the [GREEN] proxy may give it the leverage to overcome a possible unwillingness of Credit Suisse and the other Directors to follow shareholder direction on the other proposals and to take effective action to enhance shareholder returns.

If this proposal is approved by stockholders, the Fund's investment advisory agreement with Credit Suisse will be required to be terminated. The Soliciting Shareholder believes that Credit Suisse may be the primary impediment to enhancing shareholder total investment returns and in solving the discount problem. Although passage of this proposal would not directly result in achieving these goals, it would encourage the Board of Directors to seek a new investment advisor who is committed to enhancing stockholder value.

In the event this proposal is approved by stockholders, it will be necessary for the Board of Directors, including a majority of the directors who are not "interested persons" (as defined by the 1940 Act) of the Fund, to approve an investment advisory agreement with a new investment advisor to assure continuity of services to the Fund. This new advisory agreement will also have to be approved by stockholders of the Fund prior to its effectiveness. If a new advisory agreement is not approved by stockholders and directors and implemented prior to the effective date of the termination of the present investment advisory agreement, it is possible that there will be a period of time during which the Fund will not have an independent investment advisor responsible for the management and supervision of its investment portfolio.

If no preference is given on the [GREEN] proxy card, the Soliciting Shareholder will vote on this proposal at the time of the meeting in accordance with the best interests of the stockholders, in the sole judgement and opinion of the Soliciting Shareholder.

PROPOSAL 6 - LIMITED REIMBURSEMENT OF CERTAIN EXPENSES OF THE SOLICITING SHAREHOLDER

The Soliciting Shareholder intends to solicit sufficient votes in favor to pass the following proposal which it will present for approval by the stockholders at the annual meeting:

 - RESOLVED: That the stockholders hereby recommend that the Board of Directors authorize and direct the officers of the Fund to reimburse the Soliciting Shareholder for such reasonable fees and expenses associated with its proxy communication to shareholders, including only printing, normal mailing, distribution, and tabulating costs, but not including attorneys fees, solicitor fees, overnight mailing costs, telephone communication, or other extraordinary expenses.

The Soliciting Shareholder believes that the election of its nominees as directors of the Fund and the approval of the stockholder proposals it intends to introduce will benefit the Fund and its stockholders. For this reason, it intends to seek reimbursement to the maximum extent permitted by law of the reasonable fees and expenses incurred in connection with providing these choices to shareholders and believes that reimbursement by the Fund would be appropriate. However, the Soliciting Shareholder does not believe that outside lawyer costs, hired solicitor costs, telephone solicitations, special overnight mailing costs, and various other expensive techniques often used in proxy contests should be paid for by shareholders. It is not right to charge the shareholders these costs whether they are incurred by the Soliciting Shareholder or whether they are incurred by the Fund in an attempt to entrench the incumbent manager or Board.

The Soliciting Shareholder believes the current Board may also authorize significant additional expenses to oppose this proxy. In contrast, the soliciting shareholder intends to bear its own attorney fees, legal fees, and extraordinary solicitation fees and is only requesting reimbursement of approximately $25,000 for the costs of simply communicating these choices to shareholders.



PRINCIPAL HOLDERS OF VOTING SECURITIES

According to the Fund's proxy statement, the Fund is aware of two entities which have reported beneficial ownership of more than 5% of the outstanding Common
Stock: (i) Deep Discount Advisors, Inc., One West Pack Square, Suite 777, Asheville, NC 28801, 1,543,700 shares (29.0%) and (ii) Fidelity Management and Research Corp., 82 Devonshire Street, Boston, MA 02109, 383,600 shares (7.2%).

According to the Fund's proxy statement, the directors and officers of the Fund, as a group owned less than 1% of the outstanding shares of the Fund.


THE SOLICITATION

Deep Discount Advisors, Inc. and Ron Olin Investment Management Company (Soliciting Shareholder) are making this solicitation.

Banks, brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward this proxy statement and the enclosed [GREEN] proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. The Soliciting Shareholder will reimburse these organizations for their reasonable out-of-pocket expenses.

The Soliciting Shareholder will bear all of the fees and expenses related to this proxy solicitation except to the extent that it seeks and obtains reimbursement. It intends to seek reimbursement of certain reasonable printing, mailing, distribution, and tabulating costs from the Fund and will propose at the meeting that stockholders authorize and direct such reimbursement. It is estimated that the total amount of fees and expenses, including lawyers and proxy advisors, will not exceed $80,000, of which none has been disbursed to date. However, it is estimated that the amount of limited reimbursement sought from the Fund will likely not exceed $25,000.

The Soliciting Shareholder is not and, within the past year, has not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either the Soliciting Shareholder, or any associate which relates to future employment by the Fund or any future transaction with the Fund.

If you have any questions concerning this proxy solicitation or the procedures to be followed to execute and deliver a proxy, please contact the Soliciting Shareholder at 828-274-1863.



ADDITIONAL PROPOSALS

The Soliciting Shareholder knows of no business that will be presented for consideration at the meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the meeting, it is the intention of the persons named as proxies on the enclosed [GREEN] proxy card to vote in accordance with their own best judgment on such matters.

The date by which a stockholder must submit a proposal to be presented at the 2000 Annual Meeting of Stockholders is set forth in the Fund's proxy statement.


Dated: _________________.



EXHIBIT 1   Purchases and Sales of Portugal Fund Shares

SECURITIES OF THE FUND PURCHASED OR SOLD
WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

Except as disclosed in this proxy statement, neither Ronald G. Olin nor Deep Discount Advisors, Inc. nor Ron Olin Investment Management Company has, or had, any interest, direct or indirect, by security holdings or otherwise, in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company for accounts holding shares as to which they are deemed to be the beneficial owners (the "Accounts").

Some of the shares are held in margin accounts. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

4/1/97       900
4/2/97      2100
4/29/97      200
5/13/97     3000
5/14/97     3000
5/16/97     3000
6/6/97       700
6/9/97       400
6/17/97     2500
6/18/97     2000
6/19/97     3500
6/24/97      800
6/25/97      400
6/26/97     1300
6/27/97     3000
6/30/97     3500
7/29/97     2500
7/30/97     2500
7/31/97     2500
8/4/97      2500
8/5/97      2500
8/6/97      3500
8/7/97      2500
8/11/97     2500
8/13/97     2500
8/14/97     3000
9/16/97     2000
9/17/97      500
9/18/97     3500
9/19/97     2500
9/22/97     2000
9/23/97     1100
9/30/97     2400
10/2/97     2000
10/24/97   -8000
11/4/97      500
11/5/97     2400
11/7/97      400
12/15/97    5000
12/17/97   10000
12/22/97   -1900
12/29/97   -1600
1/15/98     -800
1/16/98      600
1/23/98     3500
1/26/98    25000
1/29/98     2100
1/30/98     6000
2/3/98      9400
2/4/98      4600
2/5/98      6000
2/6/98      2000
2/9/98      4400
2/13/98    25200
2/17/98      400
2/19/98     5500
2/23/98     2000
2/24/98    25000
3/4/98       500
3/16/98     5000
3/17/98   160000
3/18/98   159600
4/2/98      6800
4/16/98      800
4/27/98     4700
4/28/98    15100
4/29/98     5000
4/30/98     6000
5/12/98    15000
5/26/98    13000
5/29/98    23000
6/1/98       500
6/15/98     -800
8/31/98    -4300
9/4/98      4000
9/9/98      3000
9/11/98     5000
9/14/98      500
9/15/98     3000
9/16/98     4000
9/17/98     8000
9/18/98    23000
9/22/98     8600
9/23/98     9000
9/24/98    10000
9/25/98    17500
9/28/98     7500
10/22/98    5000
10/23/98    1100
10/26/98    2900
10/28/98    3000
10/29/98    5300
11/2/98      500
11/4/98     3200
11/5/98     8000
11/6/98     3000
11/9/98     3000
11/10/98    1000
11/11/98  107000
11/13/98    1500
11/19/98    3500
11/23/98   16000
11/27/98  100000
12/2/98   108000
12/3/98   118500
12/4/98    50000
12/8/98    32500
12/14/98    4300


EXHIBIT 2

PENDING LITIGATION INVOLVING THE SOLICITING SHAREHOLDER

The soliciting shareholder, and entities affiliated with it, are involved in the following pending litigation relating to closed-end funds. The litigation is pending in U.S. District Court for the Southern District of New York.

The Emerging Germany Fund Litigation

Ronald Olin and Deep Discount Advisors, Inc., of which Ronald Olin is President and Chief Executive Officer, are named defendants in a federal court action for injunctive relief filed on April 8, 1998 by The Emerging Germany Fund, Inc. ("FRG"). FRG filed this action immediately after canceling its 1998 annual meeting scheduled for April 27, 1998, and stated that it would not schedule an annual meeting until the litigation has been resolved.

Subsequently, a class action lawsuit was filed by a stockholder who demanded
that FRG reschedule its 1998 Annual Meeting.   Recently, FRG rescheduled and
held its 1998 Annual Meeting on January 26, 1999 and the shareholders approved a proposal initiated by the Fund to open-end.

In its action, FRG alleges that the defendants solicited proxies in violation of
Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with certain postings by Mr. Olin on an Internet bulletin board and engaged in a alleged scheme to force FRG to open-end. FRG also alleges that Mr. Olin, Deep Discount Advisors, Inc. and the three other defendants, Mr. Goldstein, and Opportunity Partners L.P., and Kimball & Winthrop, were a "group" within the meaning of Section 13(d) of the Williams Act, and had failed to file a Schedule 13D.

All defendants have moved to dismiss FRG's complaint. A dismissal has subsequently been agreed to by FRG with regard to the Soliciting Shareholder and final details are in preparation.

All of the above actions were filed in the Federal District Court , S.D.N.Y. Copies of all pleadings in the above actions are available upon request.



                      PROXY SOLICITED IN OPPOSITION
            TO THE BOARD OF DIRECTORS OF THE PORTUGAL FUND, INC.
   BY DEEP DISCOUNT ADVISORS, INC. AND RON OLIN INVESTMENT MANAGEMENT COMPANY

          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 1999

The undersigned hereby appoints Ronald G. Olin, Ralph W. Bradshaw, Gary A. Bentz, and William A. Clark, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Stockholders of The Portugal Fund, Inc. (the "Fund") to be held on May 11, 1999, at the offices of Credit Suisse Asset Management, One Citicorp Center, 153 East 53rd Street, 57th Floor, New York, New York 10022, at 12:00 p.m., New York time, (the "Meeting"), and any adjournment(s) or postponement(s) thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [    ].)

1.  ELECTION OF DIRECTORS.
    Directors (whose terms expire in 2002)

           RONALD G. OLIN
           RALPH W. BRADSHAW


FOR ALL NOMINEES  [   ]      WITHHOLD  [   ]      FOR ALL EXCEPT  [   ]

NOTE: IF YOU DO NOT WISH YOUR SHARES VOTED "FOR" ANY PARTICULAR NOMINEE, MARK THE "FOR ALL EXCEPT" BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S). YOUR SHARES WILL BE VOTED FOR THE REMAINING NOMINEE(S).

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" THE ELECTION OF ALL NOMINEES


2. To ratify the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Fund's independent auditors for the year ending December 31, 1999:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER HAS NO RECOMMENDATION FOR PROPOSAL TWO (2), IF PROPOSAL TWO (2) IS LEFT BLANK, THE SOLICITING SHAREHOLDER WILL VOTE TO ABSTAIN.


3. Stockholder proposal recommending that the Board of Directors commit unequivocally to aggressive, continuous, perpetual repurchases of the Fund's shares in the market whenever they trade at a discount to Net Asset Value:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL THREE

4. Stockholder proposal recommending that it would be in the best interests of the Fund to receive the resignation of all Directors not standing for election at the 1999 Annual Meeting who oppose the shareholder resolution that they commit unequivocally to aggressive, continuous, perpetual repurchases of Fund shares whenever they trade at a discount, and that the stockholders hereby recommend that such Directors resign their positions as Directors of the Fund:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL FOUR


5. Stockholder proposal providing that the advisory contract between the Fund and Credit Suisse Asset Management (Credit Suisse) be terminated within sixty
(60) days as provided for in the Investment Company Act of 1940:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

IF PROPOSAL FIVE (5) IS LEFT BLANK FOR ALL BOXES, THE SOLICITING SHAREHOLDER WILL VOTE ON THIS PROPOSAL IN THE BEST INTERESTS OF THE STOCKHOLDERS AT THE TIME OF THE ANNUAL MEETING, BASED ON THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER

6. Stockholder proposal recommending that the Board of Directors authorize and direct the officers of the Fund to reimburse the Soliciting Shareholder for such reasonable fees and expenses associated with its proxy communication to shareholders, including only printing, normal mailing, distribution, and tabulating costs, but not including attorneys fees, solicitor fees, overnight mailing costs, telephone communication, or other extraordinary expenses:

FOR  [   ]      AGAINST  [   ]      ABSTAIN  [   ]

THE SOLICITING SHAREHOLDER URGES YOU TO VOTE "FOR" PROPOSAL SIX

IMPORTANT - - PLEASE SIGN AND DATE BELOW

SHARES WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL NOMINEES NAMED ABOVE IN ITEM 1 AND "FOR" PROPOSALS 3, 4, AND 6 AND WILL ABSTAIN FROM VOTING ON PROPOSAL 2. ALL OTHER PROPOSALS, INCLUDING PROPOSAL 5, WILL BE VOTED BY THE SOLICITING SHAREHOLDER IN THE BEST INTERESTS OF STOCKHOLDERS AS DETERMINED BY THE SOLE JUDGEMENT OF THE SOLICITING SHAREHOLDER AT THE TIME OF THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT DATED______, 1999, OF DEEP DISCOUNT ADVISORS, INC. THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE EXECUTED BY THE UNDERSIGNED RELATING TO THE SUBJECT MATTER HEREOF AND CONFIRMS ALL THAT THE PROXIES MAY LAWFULLY DO BY VIRTUE HEREOF.

(IMPORTANT     -     PLEASE FILL IN DATE)

This proxy card is provided by Deep Discount Advisors, Inc. and Ron Olin Investment Management Company, both beneficial shareholders of the Fund.

Please sign exactly as your name appears hereon or on proxy cards previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer.

If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)_____________________________________________Dated:_______________

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and other signing in a representative capacity should include their names and the capacity in which they sign.